Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Ware Grove
Chief Financial Officer
-or-
Lori Novickis
Director, Corporate Relations
CBIZ, Inc.
Cleveland, Ohio
(216) 447-9000
CBIZ REPORTS FIRST-QUARTER 2021 RESULTS;
RAISES FULL-YEAR 2021 GUIDANCE
FIRST-QUARTER HIGHLIGHTS:
•TOTAL REVENUE +8.4%
•SAME-UNIT REVENUE +3.6%
•EPS FROM CONTINUING OPERATIONS +39.4%
•FULL-YEAR 2021 GUIDANCE RAISED TO 8% TO 10% GROWTH IN REVENUE AND 12% TO 15% GROWTH IN EPS
CLEVELAND (April 29, 2021) – CBIZ, Inc. (NYSE: CBZ) (the “Company”) a leading provider of financial, insurance and advisory services, today announced results for the first quarter ended March 31, 2021.
For the 2021 first quarter, CBIZ recorded revenue of $300.7 million, an increase of $23.2 million, or 8.4%, over the $277.5 million reported in the same period in 2020. Newly acquired operations, net of divestitures, contributed $13.3 million, or 4.8%, to first quarter 2021 revenue growth. Same-unit revenue increased by $10.0 million, or 3.6%, for the quarter, compared with the same period a year ago. Income from continuing operations was $50.2 million, or $0.92 per diluted share in the 2021 first quarter, compared with $36.9 million, or $0.66 per diluted share for the same period a year ago. Adjusted EBITDA for the first quarter was $73.3 million, compared with $57.0 million for the same period in 2020.
During the first quarter of 2021, the Company repurchased a total of 1.1 million shares of its common stock. Between March 31, 2021, and April 27, 2021, the Company repurchased an additional 270,000 shares. The balance outstanding on the Company’s unsecured credit facility on March 31, 2021, was $162.0 million with $228.7 million of unused borrowing capacity.
Jerry Grisko, CBIZ President and Chief Executive Officer, said, “Our business experienced strong performance through the first quarter of 2021, and we are pleased to announce ongoing growth in total revenue, same-unit revenue, earnings per share, and adjusted EBITDA over the same period last year.”

NYSE: CBZ ● www.cbiz.com ● Twitter @cbz

Grisko continued, “In addition to the momentum resulting from our first quarter performance, I am also pleased to announce the acquisition of the non-attest assets and business of Berntson Porter, a leading provider of accounting and related professional services located in Bellevue, Washington, with annual revenue of approximately $26 million. We've been searching for a platform acquisition in the Pacific Northwest for a number of years and are excited to have found the ideal firm with Berntson Porter. Berntson Porter’s outstanding reputation for exceptional client service, commitment to the growth and development of their team members, and service to the communities where they work and live align with CBIZ’s core values and beliefs. We welcome founders Robert Berntson and Greg Porter and President Mary Actor, in addition to the entire Berntson Porter team to CBIZ.”
“As a result of our strong performance in the first quarter of this year and the acquisition of Berntson Porter effective May 1, 2021, we are revising upward our previously announced guidance. Our revised guidance is to grow revenue between 8% to 10% and earnings per share between 12% to 15% for the full year 2021 compared to the full year 2020,” concluded Grisko.
2021 Outlook
•The Company expects total revenue growth within a range of 8% to 10% over the prior year.
•Although a number of factors may impact the tax rate, the Company expects an effective tax rate of approximately 25%.
•The Company expects a weighted average fully diluted share count within a range of 54.0 million to 54.5 million shares.
•The Company expects to grow fully diluted earnings per share within a range of 12% to 15% over the prior year.
Conference Call
CBIZ will host a conference call at 11:00 a.m. (ET) today to discuss its results. The call will be webcast live for the media and the public, and can be accessed at www.cbiz.com. Shareholders and analysts who would like to participate in the call can register at https://dpregister.com/sreg/10155213/e7145d9127 to receive the dial-in number and unique personal identification number. Participants may register at any time, including up to and after the call start time.
A replay of the webcast will be made available approximately two hours following the call on the Company’s website at www.cbiz.com. For those without internet access, a replay of the call will also be available starting at approximately 1:00 p.m. (ET), April 29, through 5:00 p.m. (ET), May 6, 2021. The toll-free dial-in number for the replay is 1-877-344-7529. If you are listening from outside the United States, dial 1-412-317-0088. The access code for the replay is 10155213.
About CBIZ
CBIZ is a leading provider of financial, insurance and advisory services to businesses throughout the United States. Financial services include accounting, tax, government health care consulting, transaction advisory, risk advisory, and valuation services. Insurance services include employee benefits consulting, retirement plan consulting, property and casualty insurance, payroll, and human capital consulting. With more than 100 offices in 31 states, CBIZ is one of the largest accounting and insurance brokerage providers in the U.S. For more information, visit www.cbiz.com.

NYSE: CBZ ● www.cbiz.com ● Twitter @cbz

Forward-Looking Statements
Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the impact of COVID-19 on the Company’s business and operations and those of our clients; the Company’s ability to adequately manage and sustain its growth; the Company’s dependence on the current trend of outsourcing business services; the Company’s dependence on the services of its CEO and other key employees; competitive pricing pressures; general business and economic conditions; and changes in governmental regulation and tax laws affecting the Company’s insurance business or its business services operations. A more detailed description of such risks and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission at www.sec.gov.

NYSE: CBZ ● www.cbiz.com ● Twitter @cbz

CBIZ, INC.
FINANCIAL HIGHLIGHTS (UNAUDITED)
THREE MONTHS ENDED MARCH 31, 2021 AND 2020
(In thousands, except percentages and per share data)

	Three Months Ended March 31,
	2021	%	2020	%
Revenue	$300,730	100.0%	$277,455	100.0%
Operating expenses (1)	223,971	74.5	199,827	72.0
Gross margin	76,759	25.5	77,628	28.0
Corporate general and administrative expenses (1)	14,483	4.8	10,489	3.8
Operating income	62,276	20.7	67,139	24.2
Other income (expense):
Interest expense	(877)	(0.3)	(1,119)	(0.4)
Gain on sale of operations, net	—	—	95	—
Other income (expense), net (1) (2)	4,789	1.6	(15,800)	(5.7)
Total other income (expense), net	3,912	1.3	(16,824)	(6.1)
Income from continuing operations before income tax expense	66,188	22.0	50,315	18.1
Income tax expense	15,972		13,453
Income from continuing operations	50,216	16.7	36,862	13.3
Loss from operations of discontinued businesses, net of tax	(7)		(14)
Net Income	$50,209	16.7%	$36,848	13.3%

Diluted income per share:
Continuing operations	$0.92		$0.66
Discontinued operations	—		—
Net income	$0.92		$0.66

Diluted weighted average common shares outstanding	54,436		55,945
Other data from continuing operations:
Adjusted EBITDA (3)	$73,317		$57,043

NYSE: CBZ ● www.cbiz.com ● Twitter @cbz

(1)CBIZ sponsors a deferred compensation plan, under which a CBIZ employee's compensation deferral is held in a rabbi trust and invested accordingly as directed by the employee. Income and expenses related to the deferred compensation plan are included in "Operating expenses" and "Corporate general and administrative expenses," and are directly offset by deferred compensation gains or losses in "Other income (expense), net." The deferred compensation plan has no impact on "Income from continuing operations before income tax expense."
Income and expenses related to the deferred compensation plan for the three months ended March 31, 2021, and 2020 are:

	Three Months Ended March 31,
	2021	% of Revenue	2020	% of Revenue
Operating expenses	$4,616	1.5%	$(14,800)	(5.3)%
Corporate general and administrative expenses	$496	0.2%	$(1,804)	(0.7)%
Other income (expense), net	$5,112	1.7%	$(16,604)	(6.0)%
Excluding the impact of the above-mentioned income and expenses related to the deferred compensation plan, the operating results for the three months ended March 31, 2021, and 2020 are:

	Three Months Ended March 31,
	2021				2020
	As Reported	Deferred Compensation Plan	Adjusted	% of Revenue	As Reported	Deferred Compensation Plan	Adjusted	% of Revenue
Gross margin	$76,759	$4,616	$81,375	27.1%	$77,628	$(14,800)	$62,828	22.6%
Operating income	$62,276	$5,112	$67,388	22.4%	$67,139	$(16,604)	$50,535	18.2%
Other income (expense), net	$4,789	$(5,112)	$(323)	(0.1)%	$(15,800)	$16,604	$804	0.3%
Income from continuing operations before income tax expense	$66,188	$—	$66,188	22.0%	$50,315	$—	$50,315	18.1%

(2)Included in "Other income (expense), net" for the three months ended March 31, 2021, and 2020, is expense of $0.7 million and income of $0.7 million, respectively, related to net changes in the fair value of contingent consideration related to CBIZ's prior acquisitions.

(3)Refer to the financial highlights tables for a reconciliation of Non-GAAP financial measures to the nearest generally accepted accounting principles ("GAAP") financial measure, and for additional information as to the usefulness of the Non-GAAP financial measures to shareholders and investors.

NYSE: CBZ ● www.cbiz.com ● Twitter @cbz

CBIZ, INC.
FINANCIAL HIGHLIGHTS (UNAUDITED)
(In thousands)
SELECT SEGMENT DATA

	Three Months Ended March 31,
	2021	2020
Revenue
Financial Services	$204,149	$188,777
Benefits and Insurance Services	87,239	79,612
National Practices	9,342	9,066
Total	$300,730	$277,455

Gross Margin
Financial Services	$62,403	$50,179
Benefits and Insurance Services	20,306	14,389
National Practices	801	783
Operating expenses - unallocated (1):
Other expense	(2,135)	(2,523))
Deferred compensation	(4,616)	14,800)
Total	$76,759	$77,628

(1)Represents operating expenses not directly allocated to individual businesses, including stock-based compensation, consolidation and integration charges, and certain advertising expenses. "Operating expenses - unallocated" also includes gains or losses attributable to the assets held in a rabbi trust associated with the Company's deferred compensation plan. These gains or losses do not impact "Income from continuing operations before income tax expense" as they are directly offset by the same adjustment to "Other income (expense), net" in the Consolidated Statements of Comprehensive Income. Net gains/losses recognized from adjustments to the fair value of the assets held in the rabbi trust are recorded as compensation expense in "Operating expenses" and “Corporate, general and administrative expenses,” and offset in "Other income (expense), net."

NYSE: CBZ ● www.cbiz.com ● Twitter @cbz

CBIZ, INC.
SELECT CASH FLOW DATA
(In thousands)

	Three Months Ended March 31,
	2021	2020
Net income	$50,209	$36,848
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization expense	6,252	5,704
Bad debt expense, net of recoveries	58	2,289
Adjustments to contingent earnout liability, net	660	(684)
Stock-based compensation expense	2,855	2,023
Other noncash adjustments	1,265	(311)
Net income, after adjustments to reconcile net income to net cash used in operating activities	61,299	45,869
Changes in assets and liabilities, net of acquisitions and divestitures	(76,120)	(64,500)
Operating cash flows used in continuing operations	(14,821)	(18,631)
Operating cash used in discontinued operations	(6)	(16)
Net cash used in operating activities	(14,827)	(18,647)
Net cash provided by investing activities	229	4,355
Net cash (used in) provided by financing activities	(2,960)	207,772
Net (decrease) increase in cash, cash equivalents and restricted cash	(17,558)	193,480
Cash, cash equivalents and restricted cash at beginning of year	$170,335	$146,505
Cash, cash equivalents and restricted cash at end of period	$152,777	$339,985

Reconciliation of cash, cash equivalents and restricted cash to the consolidated balance sheet:
Cash and cash equivalents	$6,778	$216,942
Restricted cash	27,618	28,927
Cash equivalents included in funds held for clients	118,381	94,116
Total cash, cash equivalents and restricted cash	$152,777	$339,985

NYSE: CBZ ● www.cbiz.com ● Twitter @cbz

CBIZ, INC.
SELECT FINANCIAL DATA AND RATIOS
(In thousands)

	March 31, 2021	December 31, 2020
Cash and cash equivalents	6,778	4,652
Restricted cash	27,618	23,951
Accounts receivable, net	270,610	216,175
Current assets before funds held for clients	330,701	268,991
Funds held for clients	140,774	167,440
Goodwill and other intangible assets, net	756,684	756,750

Total assets	1,551,843	1,513,754

Current liabilities before client fund obligations	193,184	211,285
Client fund obligations	140,490	166,989
Total long-term debt	161,282	107,192

Total liabilities	824,060	811,134

Treasury stock	(629,439)	(595,297)

Total stockholders' equity	727,783	702,620

Debt to equity	22.2%	15.3%
Days sales outstanding (DSO) - continuing operations (1)	91	72

Shares outstanding	53,416	54,099
Basic weighted average common shares outstanding	53,366	54,288
Diluted weighted average common shares outstanding	54,436	55,359

(1)DSO is provided for continuing operations and represents accounts receivable, net, at the end of the period, divided by trailing twelve month daily revenue. The Company has included DSO data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company's ability to collect on receivables in a timely manner. DSO should not be regarded as an alternative or replacement to any measurement of performance under GAAP. DSO on March 31, 2020, was 94.

NYSE: CBZ ● www.cbiz.com ● Twitter @cbz

CBIZ, INC.
GAAP RECONCILIATION
Income from Continuing Operations to Non-GAAP Financial Measures (1)
(In thousands)

	Three Months Ended March 31,
	2021	2020
Income from continuing operations	$50,216	$36,862
Interest expense	877	1,119
Income tax expense	15,972	13,453
Gain on sale of operations, net	—	(95)
Depreciation	2,553	2,283
Amortization	3,699	3,421
Adjusted EBITDA	$73,317	$57,043

(1)CBIZ reports its financial results in accordance with GAAP. This table reconciles Non-GAAP financial measures to the most directly comparable GAAP financial measure, "Income from continuing operations." Adjusted EBITDA is not defined by GAAP and should not be regarded as an alternative or replacement to any measurement of performance under GAAP. Adjusted EBITDA is commonly used by the Company, its shareholders and debt holders as a performance measurement to evaluate, assess and benchmark the Company's operational results.

NYSE: CBZ ● www.cbiz.com ● Twitter @cbz